EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 12th day of February, 2013 (the “Effective Date”), by and between Aly Energy Services, Inc., a Delaware corporation (the “Company”), and Mark Patterson (the “Employee”).

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below.

1.1   “Board” shall mean the Board of Directors of the Company.

1.2   “Cause” shall mean that Employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties with respect to the Company or any of its affiliates, (b) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company or any of its affiliates, (c) has breached any provision of Article VIII or any other provision of this Agreement, (d) has materially breached any provision of any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates (and as amended from time to time), (e) has engaged in conduct that is materially injurious to the Company or any of its affiliates, (f) has disclosed without specific authorization from the Company confidential information of the Company or any of its affiliates that is injurious to any such entity, (g) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to the Company or any of its affiliates or (h) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

1.3   “CEO” shall mean the Chief Executive Officer of the Company.

1.4   “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5   “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Employee’s employment with the Company, subject to adjustment as provided in Section 3.3.

1.6   “Good Reason” shall mean without the prior consent of Employee: (a) a relocation of Employee or the Company principal executives to a location outside the Houston, Texas metropolitan area, (b) there is a material reduction by the Company in Employee’s responsibilities, duties, authority, title, or reporting relationship or (c) the Company acts in any way that would reduce Employee’s Base Salary (except where such reduction is applicable to the officers of the Company generally) or the Company adversely affects Employee’s participation in or materially reduces Employee’s benefit under any benefit plan of the Company in which Employee is participating.

1.7   “Notice of Termination” shall mean a written notice delivered by the Company or Employee to the other party indicating the specific termination provision in this Agreement relied upon for termination of Employee’s employment and the Date of Termination that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1   Employment; Effective Date. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2   Position. From and after the Effective Date, Employee shall serve in the position of President and Chief Operating Officer of the Company or in such other position or positions as the parties mutually may agree and shall report to the CEO.

2.3   Duties and Services. Employee agrees to serve in the position referred to in Section 2.2 hereof and to perform diligently and to the best of Employee’s abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the Company and Employee mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

2.4   Other Interests. Employee agrees, during the Term, to devote his full time and attention to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (a) engage in and manage Employee’s passive personal investments, (b) engage in charitable and civic activities, and (c) engage in such other activities that the Company and Employee mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or materially interfere with the performance of Employee’s duties hereunder.

2.5   Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Business (as defined below) and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1   Term. Subject to the remaining terms of this Article III, this Agreement shall be for a term that begins on the Effective Date and continues in effect through December 31, 2016 (the “Term”). Subject to Section 9.13, this Agreement shall terminate at the end of the Term and Employee shall continue as an at-will employee of the Company.

3.2   Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Employee’s employment under this Agreement at any time for any of the following reasons by providing Employee with a Notice of Termination:

(a)   for Cause; or

(b)   for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3   Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1:

(a)   Employee shall have the right to terminate Employee’s employment under this Agreement for Good Reason by providing the Company with a Notice of Termination, provided, however, that termination for Good Reason by the Employee shall not be permitted unless (x) Employee has given the Company at least thirty (30) days’ prior written notice that he has a basis for a termination for Good Reason, which notice shall specify the facts and circumstances constituting a basis for termination for Good Reason, (y) the Company has not remedied such facts and circumstances constituting a basis for termination for Good Reason within such 30-day period (the “Cure Period”) and (z) Employee actually terminates Employee’s employment within 30 days following the end of the Cure Period.

(b)   Employee shall have the right to terminate Employee’s employment under this Agreement for any reason other than Good Reason, in the sole discretion of Employee, by providing the Company with a Notice of Termination. In the case of a termination of employment by Employee pursuant to this Section 3.3(b), the Date of Termination specified in the Notice of Termination shall not be less than fifteen (15) nor more than sixty (60) days, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4   Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee from the Board and the board of directors of the Company (if applicable), from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative.

3.5   Meaning of Termination of Employment. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1   Base Salary. During the Term, Employee shall receive a minimum, annualized base salary of $180,000.00 (the “Base Salary”). Employee’s Base Salary shall be increased to $210,000 as of the earlier of (i) March 15, 2013 or (ii) the closing date of the acquisition by the Company of all or substantially all of the outstanding capital stock or assets of a company for a purchase price in excess of $25 million other than Austin Chalk Petroleum Services Corp. following the date of the execution of this Agreement. Effective, January 1, 2014, Employee’s Base Salary shall be increased to $250,000. The Board may reduce Employee’s Base Salary in its sole discretion, including due to economic or market conditions, and such reduction shall not constitute a Good Reason condition if such reduction is applicable to the officers of the Company generally. Employee’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

4.2   Bonuses. For 2013, Employee shall be eligible to receive a bonus of $100,000 if the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) is at least the forecasted EBITDA approved by the Board at the beginning of 2013 (the “Annual Bonus”). For 2014 through 2016, Employee shall be entitled to an Annual Bonus of 80% of Employee’s Base Salary if the Company’s EBITDA in such year is at least 110% of the forecasted EBITDA approved by the Board at the beginning of such year, 60% of Employee’s Base Salary if the Company’s EBITDA in such year is at least 100% and less than 110% of the forecasted EBITDA approved by the Board at the beginning of such year, 40% of Employee’s Base Salary if the Company’s EBITDA in such year is at least 90% and less than 100% of the forecasted EBITDA approved by the Board at the beginning of such year and no Annual Bonus if the Company’s EBITDA in such year is less than 90% of the forecasted EBITDA approved by the Board at the beginning of such year. Any acquisitions by the Company following Board approval of forecasted EBITDA shall be excluded from the calculation of EBITDA for such year. Any Annual Bonus payable pursuant to this Section 4.2 will be paid to Employee no later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates, provided Employee is employed by the Company on such date of payment.

4.3   Equity.

(a)   Equity Grant. Employee shall be granted 1,000 shares of common stock of the Company on the fifteenth day of each month beginning on March 15, 2013 and continuing through and including December 15, 2013. Common stock acquired by Employee pursuant to this equity grant shall be subject to transfer restrictions as determined by the Board.

(b)   Stock Options. Employee shall be awarded [20% of stock allocated to the management team] stock options at an exercise price of $4.00 per share under a Management Incentive Plan (the “Plan”) that is currently being prepared. The stock options shall be subject to the terms and conditions in the Plan and any applicable award agreement related to such stock options.

4.4   Benefits. During the Term, Employee shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans and retirement plans as the Company may make available to its other similarly situated executive employees as a group, subject to the terms and conditions of any such plans. Employee’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.

4.5   Vacation and Leave. Employee shall be entitled to four (4) weeks paid vacation but Employee will not take more than two (2) weeks consecutive vacation. Unused vacation days in one calendar year shall not carry over to the following calendar year. Employee shall also be entitled to all paid holidays given by the Company to its employees generally.

4.6   Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for such fees and expenses incurred after the date that is one year after the date of Employee’s termination of employment with the Company. The Company shall lease an automobile for the exclusive business use of Employee, with such monthly lease cost not to exceed $600. The Company shall pay all fuel costs and all maintenance costs necessary for the upkeep of the automobile.

ARTICLE V
PROTECTION OF INFORMATION

5.1            Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director, manager and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be retained for and, to the extent practicable, disclosed to the Company and are and shall be the sole and exclusive property of the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, architectural renditions and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, made, developed or acquired by Employee individually or in conjunction with others during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Employee agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2   Disclosure to Employee. The Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information and Work Product of the Company; and shall entrust Employee with business opportunities of the Company; and shall place Employee in a position to develop business good will on behalf of the Company.

5.3   No Unauthorized Use or Disclosure. Employee agrees to use reasonable efforts to preserve and protect the confidentiality of all Confidential Information and of all Work Product containing Confidential Information of the Company and its affiliates. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of, and Employee shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities hereunder. Employee shall use all reasonable efforts to obligate all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to preserve and protect the confidentiality of such Confidential Information. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (a) such Confidential Information has become publicly available other than as a result of a breach of this Agreement by Employee or (b) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Employee agrees to deliver to the Company all Confidential Information that Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the period of Employee’s employment by the Company exclusively belongs to the Company (and not to Employee), and upon request by the Company for specified Confidential Information, Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Employee’s obligations under this Article V. As a result of Employee’s employment by the Company, Employee may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Employee also agrees to use reasonable efforts to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

5.4   Ownership by the Company. If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Employee within the scope of Employee’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered that is deemed to be a work made for hire during Employee’s employment by the Company, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5   Assistance by Employee. During the period of Employee’s employment by the Company, Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Employee’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Employee shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6   Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Employee, and the Company shall be entitled to enforce the provisions of this Article V by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

ARTICLE VI
STATEMENTS CONCERNING THE COMPANY

6.1   Statements. Each of the Employer and Employee will refrain, both during the period of Employee’s employment by the Company and after the termination thereof, from publishing any oral or written statements about the other party, any of its affiliates or any of the Company’s or such affiliates’ investors, stockholders, partners, directors, managers, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information (other than Confidential Information that has become publicly available other than as a result of a breach of this Agreement by Employee) of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, investors, stockholders, partners, directors, managers, officers, employees, consultants, agents or representatives, or (c) place the other party, any of the Company’s affiliates, or any of the Company’s or any such affiliates’ directors, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the parties hereby under this provision are in addition to any and all rights and remedies otherwise afforded by law. The foregoing notwithstanding, nothing shall prevent any party from testifying in any legal proceeding pursuant to a subpoena or other legal process.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1   Effect of Termination of Employment on Compensation.

(a)   Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to Employee (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Employee is entitled under the terms of the employee benefit plans and compensation arrangements in which Employee is a participant as of the Date of Termination. “Accrued Obligation” means the sum of (1) Employee’s Base Salary through the Date of Termination, (2) any accrued but unused vacation pay earned by Employee, and (3) any incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 4.6, in each case, to the extent not theretofore paid.

(b)   Termination of Employee for Any Reason other than by the Company Without Cause. If during the Term Employee’s employment is terminated for any reason whatsoever other than by the Company without Cause, the Company shall pay to Employee the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to Employee other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Employee the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(c)   Termination of Employee by the Company Without Cause or by Employee with Good Reason. If during the Term Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason, then Employee shall receive the following benefits and compensation from the Company:

(i)           the Company shall pay Employee the Accrued Obligation within thirty (30) days following the date of Employee’s Date of Termination;

(ii)          the Company shall pay to Employee an amount equal to Employee’s Base Salary for twenty-four (24) months, with such amount payable in twenty-four (24) equal monthly installments commencing on the 60th day following Employee’s Date of Termination;

(iii)         for twenty-four (24) months following Employee’s Date of Termination, provided that Employee elects and timely pays the premiums for continuation of the Company’s group health insurance pursuant to Section 4980B of the Code (“COBRA”), the Company shall reimburse Employee for such premiums within 30 days of each payment. If Employee ceases to be eligible for COBRA coverage prior to the twenty-four (24) month anniversary of Employee’s Date of Termination, the Company shall pay on a monthly basis to Employee a lump-sum amount equal to the monthly COBRA premiums that would be charged to a similarly situated former employee; and

(iv)         the Company shall pay Employee the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

Notwithstanding the foregoing, neither Employee, nor his estate, shall be permitted to specify the taxable year in which a payment described in this Section 7.1(c) shall be paid.

(d)   General Release of Claims. Payments to Employee under this Article VII (other than Accrued Obligations and Benefit Obligations) are contingent upon Employee’s execution of a release, substantially in the form attached hereto as Exhibit A, within fifty (50) days of Employee’s Date of Termination that is not revoked by Employee during any applicable revocation period provided in such release (which shall release and discharge the Company and its affiliates, and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with the Company or its affiliates or the termination of such employment). Nothing in this Section 7.1(d) shall be construed to require Employee to execute a release in any form if Employee does not accept payments described in this Section 7.1 other than the Accrued Obligations and Benefit Obligations.

ARTICLE VIII
COVENANTS AGAINST COMPETITION

8.1   Definitions. As used in this Article VIII, the following terms shall have the following meanings:

(a)   “Business” means (i) the manufacture, lease or sale of any oilfield services equipment or products, and (ii) the provision of products or services provided by the Company or any of its affiliates during the three (3) year period prior to the Date of Termination.

(b)   “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(c)   “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

(d)   “Prohibited Period” means the period during which Employee is employed by the Company hereunder and a period of two years following Employee’s Date of Termination.

(e)   “Restricted Area” means the United States of America and any other jurisdiction in which the Company or its affiliates engages in the Business during the Prohibited Period. With respect to the Business of an affiliate of Company, the term “Restricted Area” means the trade area of the affiliate existing on the date of termination of Employee’s employment with the Company.

8.2   Non-Competition and Non-Solicitation. Employee presently has specialized knowledge of the market analyses, marketing practices, technology, clients and prospective clients of the Company, and other confidential information, goodwill and trade secrets that were among the assets of the Company prior to the Effective Date. Employee acknowledges his expertise and specialized knowledge of research and development, and other Confidential Information of the Company. Employee will continue to obtain and develop specialized knowledge of Confidential Information of the Company and its affiliates and the business of the Company through his continued involvement in the business of the Company, including his employment under this Agreement. The Company’s promise to provide Employee with this Confidential Information is an essential part of the Company’s agreement to employ Employee pursuant to this Agreement.

In consideration of the Company’s promises and undertakings in this Agreement, including the promise to provide specialized training and knowledge, the promise to provide Employee access to and control of Confidential Information that the Company and its affiliates will continue to develop and/or receive and that Employee will have access to through the Term, and to ensure the protection of the Company’s and its affiliates’ Confidential Information during Employee’s employment and thereafter, the Company and Employee agree and covenant that during the Prohibited Period:

(a)   Employee shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, employee, stockholder, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, (A) engage in the Business or otherwise compete with the Company or any of its affiliates in the Business in the Restricted Area, (B) solicit business from, or provide services to, any of the customers or accounts of the Company or any of its affiliates in the Business for the Restricted Area, or (C) become the employee of, or otherwise render services to or on behalf of, any enterprise where the division or department in which Employee works competes with such Business of the Company or any of its affiliates; and

(b)   Employee shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, (B) in any way interfere with the relationship between the Company or any of its affiliates and any employee of the Company or any of its affiliates, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company or any of its affiliates, or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company or any of its affiliates.

8.3   Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Employee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Employee under this Agreement or otherwise and to seek in a court of competent jurisdiction specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that such termination of payments owing to Employee under this Agreement or otherwise may not occur in the absence of a breach of this Article VIII by Employee. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

8.4   Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VIII. Employee acknowledges that the duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature of the operations of the Company’s Business, (b) Employee’s level of control over and contact with the Company’s Business in all jurisdictions in which it is conducted, and (c) the amount of compensation, trade secrets and Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable. It is specifically agreed that the period specified in Section 8.2 shall be computed by excluding from that computation any time during which Employee is in violation of any provision of Section 8.2.

8.5   Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Employee expressly represents that enforcement of the restrictive covenants set forth in this Article VIII will not impose an undue hardship upon Employee or any person or entity affiliated with Employee. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1   Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:	Mark Patterson
[Address] [City, State Zip]

If to the Company, addressed to:	Aly Energy Services Inc.
1200 Post Oak Blvd, #1912 Houston, TX 77056 Phone: 832-454-7394 Fax: 310-459-8500 Attention: Micki Hidayatallah

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2   Applicable Law; Submission to Jurisdiction.

(a)   This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)   With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

9.3   Litigation. Employee agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Employee was involved prior to the termination of his employment to the extent the Company pays all expenses Employee incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Employee in good faith) with Employee’s personal or professional schedule.

9.4   Dispute Resolution. Except as provided otherwise in Sections 5.6, 6.1 and 8.3, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against Employee or that Employee may have against the Company, or its parents or subsidiaries, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 9.4(a) and (b). Claims covered by this Section 9.4 include, without limitation, claims by Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(a)   Agreement to Negotiate. First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between Employee and executives or directors of the Company or its affiliates who have authority to settle the Claims. Either party may give the other disputing party written notice of any Claim not resolved in the normal course of business. Within five days after the effective date of that notice, Employee and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within 30 days of the date of the disputing party’s notice. If the Claim has not been resolved within 60 days of the date of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may elect to undertake arbitration in accordance with Section 9.4(b).

(b)   Agreement to Arbitrate. If a Claim is not resolved by negotiation pursuant to Section 9.4(a), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (“AAA”). If a party refuses to honor its obligations under this Section 9.4(b), the other party may compel arbitration any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 9.4), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. The seat of arbitration shall be in Harris County in the State of Texas, and unless agreed otherwise by the parties, all hearings shall take place at the seat. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to Employee and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. Each party shall pay its own attorneys fees and disbursements and other costs of arbitration. The arbitrator’s fees shall be borne by the nonprevailing party or by such party or parties as the arbitrator shall determine. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.

9.5   No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.6   Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.7   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.8   Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.9   Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.10         Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.11         Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

9.12         Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.

9.13         Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

9.14         Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.15         Modification; Waiver. Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement; provided that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Employee is not adversely affected by such amendment), if determined to be reasonably necessary to comply with administrative guidance issued under Section 409A of the Code or to comply with the provisions of Section 409A of the Code.

9.16         Compliance with Section 409A of the Code. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Article VII would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Employee constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Employee would otherwise be entitled to during the first six months following Employee’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Employee’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ALY ENERGY SERVICES, INC.

By:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah
Title:	Chairman of the Board,
Chief Executive Officer and
Chief Financial Officer

MARK PATTERSON

By:	/s/ Mark Patterson

Signature Page to
Mark Patterson Employment Agreement

Exhibit A

Form of Waiver and Release Agreement

Aly Energy Services, Inc. has offered to pay me certain benefits (the “Benefits”) pursuant to Section 7.1(c) of my employment agreement with Aly Energy Services, Inc., dated as of _____________, 2012 (the “Employment Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Aly Energy Services, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, and (5) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

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Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by [Name], Aly Energy Services, Inc., [Address], [City, State Zip], facsimile number: _______________________, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Munawar H. Hidayatallah	Mark Peterson
Employee’s Printed Name	Company Representative

/s/ Munawar H. Hidayatallah	7 May 2013
Employee’s Signature	Company’s Execution Date

7 May 2013	[omitted]
Employee’s Signature Date	Employee’s Social Security Number

/s/ Mark Peterson

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